EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 20, 2010
PAYCHEX, INC. REPORTS SECOND QUARTER RESULTS
December 20, 2010
SECOND QUARTER FISCAL 2011 HIGHLIGHTS
•	Total service revenue increased 4% to $500.0 million.

•	Payroll service revenue increased 1% to $354.8 million.

•	Human Resource Services revenue increased 10% to $145.2 million.

•	Operating income increased 6% to $203.9 million, while interest on funds held for clients decreased 12% to $12.0 million.

•	Operating income, net of certain items, increased 7% to $191.9 million.

•	Net income and diluted earnings per share increased 6% to $133.9 million and $0.37 per share, respectively.
     ROCHESTER, NY, December 20, 2010 - Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $512.0 million for the three months ended November 30, 2010 (the “second quarter”), a 3% increase from $496.6 million for the same period last year. Net income and diluted earnings per share increased 6% to $133.9 million and $0.37 per share, respectively.
     Martin Mucci, President and Chief Executive Officer, commented, “We are pleased with our second quarter results. Checks per client, revenue per check, and client retention have all continued to improve. Our favorable second quarter results were a continuation of the first quarter and our outlook for fiscal 2011 has improved accordingly.”
     Payroll service revenue increased 1% to $354.8 million for the second quarter from the same period last year. Positively contributing to payroll service revenue was an increase in checks per client of 2.5% for the second quarter and our annual price increase. Our payroll client base as of November 30, 2010 is 2.2% lower than November 30, 2009, with all of the decrease occurring in the last half of the fiscal year ended May 31, 2010.
     Human Resource Services revenue increased 10% to $145.2 million for the second quarter compared to the same period last year. Human Resource Services revenue growth was impacted by the sale of Stromberg time and attendance operations (“Stromberg”) in October 2009. Excluding Stromberg, Human Resource Services revenue would have increased 11% for the second quarter. This growth was generated from the following:

As of:	November 30,	%	November 30,	%
$ in billions	2010	Change	2009	Change(1)

Paychex HR Solutions client employees served	532,000	14%	468,000	5%
Paychex HR Solutions clients	20,000	8%	19,000	8%
Retirement services clients	52,000	4%	50,000	(1%)
Asset value of retirement services client employees’ funds	$12.6	23%	$10.3	43%

(1)	Percent change compared to balances as of November 30, 2008.
     Human Resource Services revenue growth reflects modest improvements in economic conditions, the client growth noted above, and our annual price increase. Our Paychex HR Solutions revenue has been positively impacted by increases in both clients and client employees and the related checks per client for the second quarter compared to the same period last year. This was largely attributable to the nationwide expansion of our professional employer organization (“PEO”). Health and benefits services revenue increased 29% to $10.1 million for the second quarter, driven primarily by a 29% increase in the number of applicants as of November 30, 2010 compared to November 30, 2009. In addition, growth in certain products that primarily support our Major Market Services clients has positively contributed to Human Resource Services revenue growth. The revenue growth from these factors was offset somewhat by fluctuations in PEO workers’ compensation, which have negatively impacted PEO net service revenue.

     Total expenses increased 1% to $308.1 million for the second quarter compared to the same period last year. This increase was primarily due to costs related to continued investment in our sales force, customer service, and technological infrastructure. Improvements in productivity within operations with related lower headcount have somewhat offset this increase. Sales representative headcount is at the level expected going into our main selling season. We continue to closely manage expenses, allowing our operating income, net of certain items (see Note 1 on page 4 for further description of this non-GAAP measure), to increase 7% for the second quarter compared to the same period last year. It is anticipated that expenses will be higher in the second half of the fiscal year ending May 31, 2011 (“fiscal 2011”). Contributing to that increase will be the reinstatement of an employer match on our 401(k) Incentive Retirement Plan beginning in January 2011.
     For the second quarter, our operating income was $203.9 million, an increase of 6% from the same period last year. Operating income, net of certain items, increased 7% to $191.9 million for the second quarter as compared to $179.5 million for the same period last year.

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2010	2009	% Change	2010	2009	% Change

Operating income	$203.9	$193.1	6%	$404.7	$382.9	6%
Excluding interest on funds held for clients	(12.0)	(13.6)	(12%)	(24.1)	(27.3)	(12%)

Operating income, net of certain items	$191.9	$179.5	7%	$380.6	$355.6	7%

Operating income, net of certain items, as a percent of total service revenue	38.4%	37.2%		37.8%	36.7%

     For the second quarter, interest on funds held for clients decreased 12% to $12.0 million due to lower average interest rates earned, offset somewhat by a 3% increase in average investment balances. The increase in average investment balances was due to an increase in state unemployment insurance rates for the 2010 calendar year and the increase in checks per client, offset somewhat by lingering effects of the difficult economic conditions on our client base. Investment income, net increased 34% to $1.5 million for the second quarter. This increase was primarily the result of higher average investment balances resulting from the investment of cash generated from operations.
     Average investment balances and interest rates are summarized below:

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2010	2009	% Change	2010	2009	% Change

Average investment balances:
Funds held for clients	$2,888.0	$2,790.8	3%	$2,918.5	$2,849.0	2%
Corporate investments	$658.8	$627.1	5%	$662.2	$622.8	6%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.6%	1.8%		1.6%	1.8%
Corporate investments	0.9%	0.9%		0.9%	0.8%

Net realized gains:
Funds held for clients	$0.2	$0.7		$0.3	$1.0
Corporate investments	$—	$—		$—	$—

     We continue to follow our conservative investment strategy of optimizing liquidity and protecting principal. Yields on high quality instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, with more than 95% of our portfolio rated AA or better. We limit the amounts that can be invested in any single issuer. We invest predominantly in municipal bonds - general obligation bonds; pre-refunded bonds, which are secured by a United States (“U.S.”) government escrow; and essential services revenue bonds. Starting in November 2009, we began to invest in select A-1/P-1-rated variable rate demand notes (“VRDNs”) and we have gradually increased our investment in VRDNs to $700.0 million as of November 30, 2010, up from $226.3 million as of May 31, 2010. During the second quarter, we earned an after-tax rate of approximately 0.25% on VRDNs compared to approximately 0.08% on U.S. agency discount notes, which are our primary short-term investment vehicle.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $61.4 million as of November 30, 2010, compared with a net unrealized gain of $66.6 million as of May 31, 2010. During the six months ended November 30, 2010, the net unrealized gain on our investment portfolios ranged from $56.6 million to $86.2 million. The net unrealized gain on our investment portfolios was approximately $49.1 million as of December 15, 2010.
YEAR-TO-DATE FISCAL 2011 HIGHLIGHTS
     The highlights for the six months ended November 30, 2010 are as follows:
•	Payroll service revenue increased 1% to $715.5 million.

•	Human Resource Services revenue increased 10% to $290.7 million.

•	Total service revenue increased 4% to $1.0 billion.

•	Total revenue increased 3% to $1.0 billion.

•	Combined interest on funds held for clients and investment income, net decreased $2.4 million, or 8%.

•	Operating income increased 6% to $404.7 million, and operating income, net of certain items, increased 7% to $380.6 million.

•	Net income increased 7% to $265.8 million and diluted earnings per share increased 6% to $0.73 per share.

•	Cash flow from operations was $319.2 million, up 14% from a year ago.
OUTLOOK
     Our outlook for fiscal 2011 is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Our guidance is consistent with the net income trends for the years ending May 31, 2007 through 2010, when net income for the second half of the fiscal year was slightly less than the first half of the fiscal year. This relates primarily to the timing of price increases and additions to our sales force, the year end payroll processing occurring in our third fiscal quarter, and higher levels of selling expense in the second half of the fiscal year. On December 9, 2010, we announced that we entered into an agreement to acquire SurePayroll, Inc. (“SurePayroll”) for approximately $115.0 million. Revenue for SurePayroll for calendar year 2010 is expected to be approximately $23.0 million. Our fiscal 2011 guidance does not reflect any anticipated results from SurePayroll as the anticipated revenue impact is less than 1% and the anticipated earnings dilution is expected to be approximately $.01 per share due to amortization on acquired intangible assets and one-time acquisition costs. Our fiscal 2011 guidance is as follows:

	Low		High
Payroll service revenue	1%	—	2%
Human Resource Services revenue	10%	—	13%
Total service revenue	3%	—	5%
Interest on funds held for clients	(17%)	—	(12%)
Investment income, net	29%	—	32%
Net income	4%	—	6%

     Interest on funds held for clients and investment income for fiscal 2011 are expected to be impacted by the low interest rate environment. As investments in our long-term portfolio mature, the proceeds are being reinvested at lower average interest rates. Investment income is expected to benefit from ongoing investment of cash generated from operations.
     Operating income, net of certain items, is expected to increase at a rate similar to the first half of fiscal 2011. Operating income, net of certain items, as a percentage of total service revenue is expected to be approximately 36% for fiscal 2011. The effective income tax rate is expected to approximate 35% for fiscal 2011.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 21, 2010 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
     Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2010	2009	% Change	2010	2009	% Change

Revenue:
Payroll service revenue	$354.8	$350.8	1%	$715.5	$705.2	1%
Human Resource Services revenue	145.2	132.2	10%	290.7	264.3	10%

Total service revenue	500.0	483.0	4%	1,006.2	969.5	4%
Interest on funds held for clients (1)	12.0	13.6	(12%)	24.1	27.3	(12%)

Total revenue	512.0	496.6	3%	1,030.3	996.8	3%

Expenses:
Operating expenses	159.0	162.6	(2%)	319.2	326.0	(2%)
Selling, general and administrative expenses	149.1	140.9	6%	306.4	287.9	6%

Total expenses	308.1	303.5	1%	625.6	613.9	2%

Operating income	203.9	193.1	6%	404.7	382.9	6%

Investment income, net (1)	1.5	1.1	34%	2.9	2.1	44%

Income before income taxes	205.4	194.2	6%	407.6	385.0	6%

Income taxes	71.5	68.4	5%	141.8	135.5	5%

Net income	$133.9	$125.8	6%	$265.8	$249.5	7%

Basic earnings per share	$0.37	$0.35	6%	$0.73	$0.69	6%

Diluted earnings per share	$0.37	$0.35	6%	$0.73	$0.69	6%

Weighted-average common shares outstanding	361.7	361.4		361.6	361.3

Weighted-average common shares outstanding, assuming dilution	362.1	361.7		362.0	361.5

Cash dividends per common share	$0.31	$0.31	—	$0.62	$0.62	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	November 30,	May 31,
	2010	2010

ASSETS
Cash and cash equivalents	$233.2	$284.3
Corporate investments	230.3	82.5
Interest receivable	28.2	28.7
Accounts receivable, net of allowance for doubtful accounts	224.6	186.6
Deferred income taxes	—	3.8
Prepaid income taxes	5.1	6.7
Prepaid expenses and other current assets	32.1	25.5

Current assets before funds held for clients	753.5	618.1
Funds held for clients	3,260.4	3,541.0

Total current assets	4,013.9	4,159.1
Long-term corporate investments	226.4	290.1
Property and equipment, net of accumulated depreciation	279.5	267.6
Intangible assets, net of accumulated amortization	54.2	63.3
Goodwill	421.6	421.6
Deferred income taxes	23.3	21.1
Other long-term assets	3.8	3.5

Total assets	$5,022.7	$5,226.3

LIABILITIES
Accounts payable	$33.8	$37.3
Accrued compensation and related items	183.2	163.2
Deferred revenue	2.7	3.5
Deferred income taxes	23.1	17.0
Other current liabilities	38.0	41.2

Current liabilities before client fund obligations	280.8	262.2
Client fund obligations	3,204.9	3,480.0

Total current liabilities	3,485.7	3,742.2
Accrued income taxes	28.1	27.4
Deferred income taxes	9.2	7.8
Other long-term liabilities	50.2	46.9

Total liabilities	3,573.2	3,824.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 361.7 shares as of November 30, 2010 and 361.5 shares as of May 31, 2010, respectively.	3.6	3.6
Additional paid-in capital	512.3	499.7
Retained earnings	894.5	856.3
Accumulated other comprehensive income	39.1	42.4

Total stockholders’ equity	1,449.5	1,402.0

Total liabilities and stockholders’ equity	$5,022.7	$5,226.3

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the six months ended
	November 30,
	2010	2009

OPERATING ACTIVITIES
Net income	$265.8	$249.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	41.5	43.3
Amortization of premiums and discounts on available-for-sale securities	19.0	16.8
Stock-based compensation costs	13.5	13.3
Provision for deferred income taxes	9.7	4.3
Provision for allowance for doubtful accounts	0.6	1.9
Net realized gains on sales of available-for-sale securities	(0.3)	(1.0)
Changes in operating assets and liabilities:
Interest receivable	0.4	(1.4)
Accounts receivable	(39.8)	(44.7)
Prepaid expenses and other current assets	(5.0)	1.7
Accounts payable and other current liabilities	10.4	(1.4)
Net change in other assets and liabilities	3.4	(3.2)

Net cash provided by operating activities	319.2	279.1

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(3,913.5)	(756.8)
Proceeds from sales and maturities of available-for-sale securities	3,429.8	284.1
Net change in funds held for clients’ money market securities and other cash equivalents	657.4	697.6
Purchases of property and equipment	(44.1)	(23.1)
Proceeds from sale of business	—	13.1
Purchases of other assets	(1.0)	(9.2)

Net cash provided by investing activities	128.6	205.7

FINANCING ACTIVITIES
Net change in client fund obligations	(275.1)	(514.7)
Dividends paid	(224.2)	(224.2)
Proceeds from exercise and excess tax benefit related to stock-based awards	0.4	6.6

Net cash used in financing activities	(498.9)	(732.3)

Decrease in cash and cash equivalents	(51.1)	(247.5)
Cash and cash equivalents, beginning of period	284.3	472.8

Cash and cash equivalents, end of period	$233.2	$225.3